EXHIBIT 99.1

AutoZone 4th Quarter Total Company Same Store Sales Increase 1.3%; Domestic Same Store Sales Increase 0.2%; 4th Quarter EPS Increases to $51.58; Annual Sales of $18.5 Billion

MEMPHIS, Tenn., Sept. 24, 2024 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $6.2 billion for its fourth quarter (17 weeks) ended August 31, 2024, an increase of 9.0% from the fourth quarter of fiscal 2023 (16 weeks). Excluding sales from the additional week included in this year’s quarter, adjusted sales were up 2.6%. Same store sales, or sales for our domestic and international stores open at least one year, are computed on a 16-week and 52-week basis and are as follows:

		Constant Currency		Constant Currency
	16 Weeks	16 Weeks*	52 Weeks	52 Weeks*

Domestic	0.2%	0.2%	0.4%	0.4%
International	4.9%	9.9%	16.1%	10.2%
Total Company	0.7%	1.3%	2.1%	1.4%
* Excludes impacts from fluctuations of foreign exchange rates.

For the quarter, gross profit, as a percentage of sales, was 52.5%, a decrease of 21 basis points versus the prior year. The decrease in gross margin was primarily driven by a 53 basis point non-cash LIFO impact (no LIFO benefit in the current year compared to last year benefiting $30 million), partially offset by higher merchandise margins. Operating expenses, as a percentage of sales, were 31.6% versus last year at 31.2%. Deleverage was driven primarily by higher store payroll as a percentage of sales versus the previous year.

Operating profit increased 6.1% to $1.3 billion. Net income for the quarter was $902.2 million compared to $864.8 million in the same period last year, while diluted earnings per share increased 11.0% to $51.58.

For the fiscal year ended August 31, 2024, sales were $18.5 billion, an increase of 5.9% from the prior year. Gross profit, as a percentage of sales, was 53.1% versus last year at 52.0%. The increase in gross margin was impacted by a 47 basis point ($84 million net) non-cash net LIFO favorability. Operating expenses, as a percentage of sales, were 32.6% versus last year at 32.1%. Operating profit increased 9.1% to $3.8 billion, net income increased 5.3% to $2.7 billion and diluted earnings per share increased 13.0% to $149.55 from $132.36.

Under its share repurchase program, AutoZone repurchased 244 thousand shares of its common stock during the fourth quarter, at an average price per share of $2,915, for a total investment of $710.6 million. For the fiscal year, the Company repurchased 1.1 million shares of its common stock, at an average price of $2,759, for a total investment of $3.2 billion. Since the inception of the share repurchase program, the Company has repurchased a total of 155 million shares of its common stock, at an average price of $238, for a total investment of $37.0 billion. At year end, the Company had $2.2 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 6.8% over the same period last year driven by new store growth. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $163 thousand versus negative $201 thousand last year and negative $168 thousand last quarter.

“I want to thank our AutoZoners for their contributions during fiscal 2024 that resulted in our solid performance. We delivered total sales growth of 5.9% for the fiscal year while earnings per share increased 13.0%. Our AutoZoners’ commitment to providing Wow! Customer Service continues to allow us to deliver these impressive results. Domestically, our business continues to be challenged by deferrals across our discretionary merchandise categories, but we were pleased to see accelerating Commercial sales performance. We are also happy to report our international businesses continued to perform well, up roughly 10% on a constant currency basis. While currency rate moves slowed sales and earnings growth, our performance remains strong. We are excited about the initiatives we have in place to improve inventory availability, continue to accelerate our domestic commercial business, grow our international businesses and remain focused on delivering great customer service. As we continue to invest in our business, we will remain committed to our disciplined approach of increasing earnings and cash flow, all while delivering strong shareholder value,” said Phil Daniele, President and Chief Executive Officer.

During the quarter ended August 31, 2024, AutoZone opened 68 new stores in the U.S., 31 in Mexico and 18 in Brazil for a total of 117 new stores. For the fiscal year, the Company opened 213 net new stores. As of August 31, 2024, the Company had 6,432 stores in the U.S., 794 in Mexico and 127 in Brazil for a total store count of 7,353.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light duty trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. The majority of stores have a commercial sales program that provides prompt delivery of parts and other products and commercial credit to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. AutoZone also sells automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.alldata.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

AutoZone will host a conference call this morning, Tuesday, September 24, 2024, beginning at 10:00 a.m. (ET) to discuss its fourth quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com by clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode AUTOZONE. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 51047 through October 8, 2024.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to exclude the additional week in the current year’s fourth quarter and fiscal year, return on invested capital, adjusted debt and adjusted debt to earnings before interest, taxes, depreciation, amortization, rent and share-based expense (“EBITDAR”). The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements herein constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions, although not all forward-looking statements contain such identifying words. These statements are based on assumptions and assessments made by our management in light of experience, historical trends, current conditions, expected future developments and other factors that we believe appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather, including extreme temperatures and natural disasters; competition; credit market conditions; cash flows; access to financing on favorable terms; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; public health issues; inflation, including wage inflation; exchange rates; the ability to hire, train and retain qualified employees, including members of management; construction delays; failure or interruption of our information technology systems; issues relating to the confidentiality, integrity or availability of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges associated with doing business in and expanding into international markets; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; tariffs; new accounting standards; our ability to execute our growth initiatives; and other business interruptions. These and other risks and uncertainties could materially and adversely affect our business and are discussed in more detail in the “Risk Factors” section in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 26, 2023. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those contemplated by such forward-looking statements. However, it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Jennifer Hughes at (901) 495-6022, jennifer.hughes@autozone.com

AutoZone's 4th Quarter Highlights - Fiscal 2024

Condensed Consolidated Statements of Operations
4th Quarter, FY2024
(in thousands, except per share data)
	GAAP Results
	17 Weeks Ended	16 Weeks Ended
	August 31, 2024	August 26, 2023

Net sales	$6,205,380	$5,690,618
Cost of sales	2,947,517	2,690,947
Gross profit	3,257,863	2,999,671
Operating, SG&A expenses	1,961,183	1,777,175
Operating profit (EBIT)	1,296,680	1,222,496
Interest expense, net	153,151	108,727
Income before taxes	1,143,529	1,113,769
Income tax expense	241,321	248,928
Net income	$902,208	$864,841
Net income per share:
Basic	$52.98	$47.83
Diluted	$51.58	$46.46
Weighted average shares outstanding:
Basic	17,030	18,080
Diluted	17,491	18,613

	Adjustments
	August 31, 2024 (1)	August 26, 2023

Net sales	$365,879	$-
Cost of sales	176,855	-
Gross profit	189,024	-
Operating, SG&A expenses	102,278	-
Operating profit (EBIT)	86,746	-
Interest expense, net	9,009	-
Income before taxes	77,737	-
Income tax expense	17,024	-
Net income	$60,713	$-
Earnings per share:
Basic	$3.57	$-
Diluted	$3.47	$-
Weighted average shares outstanding:
Basic	17,030	18,080
Diluted	17,491	18,613

	Adjusted Results
	16 Weeks Ended	16 Weeks Ended
	August 31, 2024 (1)	August 26, 2023

Net sales	$5,839,501	$5,690,618
Cost of sales	2,770,662	2,690,947
Gross profit	3,068,839	2,999,671
Operating, SG&A expenses	1,858,905	1,777,175
Operating profit (EBIT)	1,209,934	1,222,496
Interest expense, net	144,142	108,727
Income before taxes	1,065,792	1,113,769
Income tax expense	224,297	248,928
Net income	$841,495	$864,841
Earnings per share:
Basic	$49.41	$47.83
Diluted	$48.11	$46.46
Weighted average shares outstanding:
Basic	17,030	18,080
Diluted	17,491	18,613

(1)The Company adjusted Q4 Fiscal 2024 to exclude the impact of the 17th week of operations.

AutoZone's 4th Quarter Highlights - Fiscal 2024

Condensed Consolidated Statements of Operations
Fiscal Year 2024
(in thousands, except per share data)	GAAP Results
	53 Weeks Ended	52 Weeks Ended
	August 31, 2024	August 26, 2023

Net sales	$18,490,268	$17,457,209
Cost of sales	8,673,216	8,386,787
Gross profit	9,817,052	9,070,422
Operating, SG&A expenses	6,028,344	5,596,436
Operating profit (EBIT)	3,788,708	3,473,986
Interest expense, net	451,578	306,372
Income before taxes	3,337,130	3,167,614
Income tax expense	674,703	639,188
Net income	$2,662,427	$2,528,426
Net income per share:
Basic	$153.82	$136.60
Diluted	$149.55	$132.36
Weighted average shares outstanding:
Basic	17,309	18,510
Diluted	17,803	19,103

	Adjustments
	August 31, 2024 (1)	August 26, 2023

Net sales	$365,879	$-
Cost of sales	176,855	-
Gross profit	189,024	-
Operating, SG&A expenses	102,278	-
Operating profit (EBIT)	86,746	-
Interest expense, net	9,009	-
Income before taxes	77,737	-
Income tax expense	17,024	-
Net income	$60,713	$-
Earnings per share:
Basic	$3.51	$-
Diluted	$3.41	$-
Weighted average shares outstanding:
Basic	17,309	18,510
Diluted	17,803	19,103

	Adjusted Results
	52 Weeks Ended	52 Weeks Ended
	August 31, 2024 (1)	August 26, 2023

Net sales	$18,124,389	$17,457,209
Cost of sales	8,496,361	8,386,787
Gross profit	9,628,028	9,070,422
Operating, SG&A expenses	5,926,066	5,596,436
Operating profit (EBIT)	3,701,962	3,473,986
Interest expense, net	442,569	306,372
Income before taxes	3,259,393	3,167,614
Income tax expense	657,679	639,188
Net income	$2,601,714	$2,528,426
Earnings per share:
Basic	$150.31	$136.60
Diluted	$146.14	$132.36
Weighted average shares outstanding:
Basic	17,309	18,510
Diluted	17,803	19,103

(1)The Company adjusted Fiscal 2024 to exclude the impact of the 53rd week of operations.

Selected Balance Sheet Information
(in thousands)
	August 31, 2024	August 26, 2023

Cash and cash equivalents	$298,172	$277,054
Merchandise inventories	6,155,218	5,764,143
Total current assets	7,306,759	6,779,426
Property and equipment, net	6,183,539	5,596,548
Operating lease right-of-use assets	3,057,780	2,998,097
Total assets	17,176,538	15,985,878
Accounts payable	7,355,701	7,201,281
Total current liabilities	8,714,243	8,511,856
Operating lease liabilities, less current portion	2,960,174	2,917,046
Total debt	9,024,381	7,668,549
Stockholders' deficit	(4,749,614)	(4,349,894)
Working capital	(1,407,484)	(1,732,430)

AutoZone's 4th Quarter Highlights - Fiscal 2024

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)
	53 Weeks Ended	52 Weeks Ended
	August 31, 2024	August 26, 2023
Net income	$2,662,427	$2,528,426
Add: Interest expense	451,578	306,372
Income tax expense	674,703	639,188
EBIT	3,788,708	3,473,986

Add: Depreciation and amortization	549,755	497,577
Rent expense (1)	447,693	406,398
Share-based expense	106,246	93,087
EBITDAR	$4,892,402	$4,471,048

Debt	$9,024,381	$7,668,549
Financing lease liabilities	399,441	287,618
Add: Rent x 6 (1)	2,686,158	2,438,388
Adjusted debt	$12,109,980	$10,394,555

Adjusted debt to EBITDAR	2.5	2.3

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	53 Weeks Ended	52 Weeks Ended
	August 31, 2024	August 26, 2023
Net income	$2,662,427	$2,528,426
Adjustments:
Interest expense	451,578	306,372
Rent expense (1)	447,693	406,398
Tax effect (2)	(181,653)	(143,980)
Adjusted after-tax return	$3,380,045	$3,097,216

Average debt (3)	$8,580,659	$6,900,354
Average stockholders' deficit (3)	(4,797,747)	(4,042,495)
Add: Rent x 6 (1)	2,686,158	2,438,388
Average financing lease liabilities (3)	329,225	296,599
Invested capital	$6,798,295	$5,592,846

Adjusted After-Tax ROIC	49.7%	55.4%

(1) The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the 53 weeks ended August 31, 2024 and the 52 weeks ended August 26, 2023.

	53 Weeks Ended	52 Weeks Ended
(in thousands)	August 31, 2024	August 26, 2023
Total lease cost, per ASC 842	$588,835	$524,283
Less: Financing lease interest and amortization	(103,670)	(86,521)
Less: Variable operating lease components, related to insurance and common area maintenance	(37,472)	(31,364)

Rent expense	$447,693	$406,398

(2) Effective tax rate for fiscal 2024 and 2023 was 20.2%.
(3) All averages are computed based on trailing five quarter balances.

Other Selected Financial Information
(in thousands)
	August 31, 2024	August 26, 2023
Cumulative share repurchases ($ since fiscal 1998)	$36,986,031	$33,815,711
Remaining share repurchase authorization ($)	2,163,969	1,834,289

Cumulative share repurchases (shares since fiscal 1998)	155,181	154,032

Shares outstanding, end of quarter	16,926	17,857

	17 Weeks Ended	16 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023

Depreciation and amortization	$175,339	$158,490	$549,755	$497,577

Cash flow from operations	1,070,250	1,068,012	3,004,116	2,940,788

Capital spending	346,786	366,216	1,072,696	796,657

AutoZone's 4th Quarter Highlights - Fiscal 2024
Condensed Consolidated Statements of Operations
Selected Operating Highlights

Store Count & Square Footage

	17 Weeks Ended		16 Weeks Ended		53 Weeks Ended	52 Weeks Ended
	August 31, 2024		August 26, 2023		August 31, 2024	August 26, 2023
Domestic:
Beginning stores	6,364		6,248		6,300	6,168
Stores opened	68		53		136	133
Stores closed	-		(1)		(4)	(1)
Ending domestic stores	6,432		6,300		6,432	6,300

Relocated stores	3		7		6	12

Stores with commercial programs	5,898		5,682		5,898	5,682

Square footage (in thousands)	42,555		41,635		42,555	41,635

Mexico:
Beginning stores	763		713		740	703
Stores opened	31		27		54	37
Ending Mexico stores	794		740		794	740

Brazil:
Beginning stores	109		83		100	72
Stores opened	18		17		27	28
Ending Brazil stores	127		100		127	100

Total	7,353		7,140		7,353	7,140

Total Company stores opened, net	117		96		213	197

Square footage (in thousands)	49,417		47,899		49,417	47,899
Square footage per store	6,721		6,709		6,721	6,709

Sales Statistics
($ in thousands, except sales per average square foot)
Total AutoZone Stores (Domestic, Mexico and Brazil)	17 Weeks Ended		16 Weeks Ended		53 Weeks Ended	52 Weeks Ended
	August 31, 2024 (1)		August 26, 2023		August 31, 2024 (1)	August 26, 2023
Sales per average store	$835		$788		$2,505	$2,435
Sales per average square foot	$124		$118		$373	$363

Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$6,092,832		$5,589,429		$18,151,276	$17,145,137
% Increase vs. LY	9.0%		6.3%		5.9%	7.4%

Domestic Commercial
Total domestic commercial sales	$1,662,596		$1,499,040		$4,882,764	$4,598,456
% Increase vs. LY	10.9%		3.9%		6.2%	8.7%

Average sales per program per week	$16.7		$16.7		$15.9	$16.0
% Increase vs. LY	0.0%		(1.8% )		(0.6% )	3.2%

All Other, including ALLDATA
All other sales	$112,548		$101,189		$338,992	$312,072
% Increase vs. LY	11.2%		9.8%		8.6%	8.0%

(1) Fiscal 2024 results include an additional week of sales of approximately $359.1 million for Total Auto Parts, $95.7 milion for Domestic Commercial and $6.7 million for All Other. Sales per average store and sales per square foot benefited from the additional week by $49K and $7K, respectively.

	16 Weeks Ended		16 Weeks Ended		52 Weeks Ended	52 Weeks Ended
Same store sales (2)	August 31, 2024		August 26, 2023		August 31, 2024	August 26, 2023
Domestic	0.2%		1.7%		0.4%	3.4%
International	4.9%		34.1%		16.1%	29.3%
Total Company	0.7%		4.5%		2.1%	5.6%

International - Constant Currency	9.9%		14.9%		10.2%	17.5%
Total Company - Constant Currency	1.3%		2.8%		1.4%	4.6%

(2) Same store sales are based on sales for all stores open at least one year. Constant Currency same store sales exclude the impact of flucutations of foreign currency exchange rates by converting both the current year and prior year international results at the prior year foreign currency exchange rate. August 31, 2024 same store sales have been reported on a comparable basis to exclude the impact of the additional week.

Inventory Statistics (Total Stores)
	as of		as of
	August 31, 2024		August 26, 2023
Accounts payable/inventory	119.5%		124.9%

($ in thousands)
Inventory	$6,155,218		$5,764,143
Inventory per store	837		807
Net inventory (net of payables)	(1,200,483)		(1,437,138)
Net inventory/per store	(163)		(201)

	Trailing 5 Quarters
	August 31, 2024		August 26, 2023
Inventory turns	1.5	x	1.5	x